Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2008 Results

-Loss of $1.29 Per Share, Excluding a Non-Cash Goodwill Impairment Charge of $0.72 Per Share-

-Second Quarter Net Loss Totals $2.01 Per Share-

-Excess Borrowing Capacity Above Prior Year-

YORK, Pa.--(BUSINESS WIRE)--August 21, 2008--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the second quarter of fiscal 2008 ended August 2, 2008.

For the thirteen-week period ended August 2, 2008, the Company reported a net loss of $33.8 million, or $2.01 per diluted share, including a $17.8 million non-cash pre-tax goodwill impairment charge, or $0.72 per diluted share, compared with a net loss of $15.0 million, or $0.91 per diluted share, for the thirteen-week period ended August 4, 2007. For the twenty-six-week period ended August 2, 2008, the Company reported a net loss of $67.9 million, or $4.04 per diluted share, including the non-cash goodwill impairment charge of $0.72 per diluted share, compared with a net loss of $44.3 million, or $2.68 per diluted share, for the comparable period last year.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “Our second quarter financial results reflect the continuation of the difficult macro-economic environment. Despite this, we successfully reduced our comparable store inventories by approximately 9%. In addition, we continue to review our expenses and are pleased that during the second quarter we realized a net reduction of $9.3 million in our selling, general and administrative expenses. Lastly, we reduced our debt levels and increased our excess borrowing capacity under our credit facility, which improved our balance sheet as compared with the second quarter of fiscal 2007.”

Mr. Bergren continued, “We are taking the appropriate actions in this environment by controlling our inventories, expenses and capital expenditures and identifying sales opportunities. We have many opportunities that we expect to take advantage of during the important fall and holiday seasons, such as new merchandise offerings, expanded eCommerce, fresh marketing initiatives and a new proprietary credit card loyalty program. We remain confident these actions will benefit both the short- and long-term growth of our Company.”

Sales

For the second quarter of fiscal 2008, comparable store sales decreased 5.7%. Total sales for the thirteen weeks ended August 2, 2008 decreased 5.0% to $673.4 million compared with $708.6 million for the prior year period.

Year-to-date comparable store sales decreased 5.1%. Year-to-date total sales decreased 5.0% to $1,373.6 million compared with $1,446.2 million for the same period last year.

Other Income

Other income in the second quarter of fiscal 2008 decreased to $21.5 million compared with $22.3 million in the second quarter of fiscal 2007. Year-to-date other income decreased to $44.3 million compared with $45.1 million in the prior year period. The decrease in the second quarter and year-to-date fiscal 2008 amounts reflects the reduced sales volume.

Gross Margin

In the second quarter of fiscal 2008, gross margin dollars decreased $28.0 million compared with the second quarter of fiscal 2007, reflecting the current year decrease in sales volume and a lower gross margin rate. The gross margin rate for the second quarter of fiscal 2008 decreased 2.2 percentage points to 35.9% of net sales compared with 38.0% in the second quarter of fiscal 2007, primarily reflecting increased markdowns. Year-to-date gross margin dollars decreased $37.1 million compared with the prior year period. The year-to-date gross margin rate decreased 0.8 percentage point to 34.9% of net sales compared with 35.7% in the prior year period.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the second quarter of fiscal 2008 decreased $9.3 million to $246.4 million compared with $255.7 million in the second quarter of fiscal 2007. The SG&A expense rate for the second quarter of fiscal 2008 was 36.6% compared with 36.1% for the second quarter of fiscal 2007, reflecting the reduced sales volume in the second quarter of fiscal 2008. Year-to-date SG&A expenses decreased $13.8 million compared with the prior year period. The year-to-date SG&A expense rate increased by 0.9 percentage point to 36.6% compared with 35.7% in the prior year period, reflecting the reduced sales volume in fiscal 2008.

EBITDA

EBITDA, defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charge, decreased $19.5 million in the second quarter of fiscal 2008 to $16.5 million compared with $36.1 million in the second quarter of fiscal 2007. Year-to-date EBITDA decreased $24.2 million to $21.3 million compared with $45.5 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $0.5 million to $31.1 million in the second quarter of fiscal 2008 compared with $31.6 million in the second quarter of fiscal 2007. Year-to-date depreciation and amortization expense, including amortization of lease-related interests, increased $1.6 million to $61.3 million compared with $59.8 million in the prior year period.

Goodwill Impairment Charge

The current economic environment has depressed stock values for many companies, including Bon-Ton. This factor, coupled with the expectation that the current macro-economic environment challenges will impede near-term recovery in the retail business, has led the Company to determine that, in accordance with accounting pronouncement SFAS No. 142, it must recognize impairment of its goodwill. A review was completed of the carrying value of goodwill for the second quarter of fiscal 2008 and, as a result, the Company recorded a pre-tax charge of $17.8 million to write-off the value of goodwill. On an after-tax basis, this equates to $12.0 million, or a charge of $0.72 per share. This is a non-cash charge and does not impact or impair the Company’s future profitability, cash position, EBITDA or ability to generate a positive cash flow in fiscal 2008.

The Company has also performed a review of its other indefinite-lived intangible assets and has determined no impairment adjustments are required on these assets in the second quarter of fiscal 2008.

Interest Expense, Net

Interest expense, net, decreased $3.1 million to $24.4 million in the second quarter of fiscal 2008 compared with $27.4 million in the second quarter of fiscal 2007. The decrease reflects reduced borrowings and reduced interest rates. Year-to-date interest expense, net, decreased $6.2 million to $48.7 million compared with $54.9 million in the prior year period, largely due to decreased borrowing levels and reduced interest rates and to $1.0 million of prior year expense incurred for the extinguishment of debt.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “In light of the challenging retail climate which shows minimal signs of easing for the remainder of fiscal 2008, inventory, capital and expense management remain key focal points. As previously stated in our July sales press release, our excess borrowing capacity under our credit facility at the end of the second quarter of fiscal 2008 was $238 million, an increase compared with $229 million at the end of the second quarter of fiscal 2007, reflecting the strength of our balance sheet and reductions in our debt.”

Mr. Plowman continued, “Our revised guidance for full-year fiscal 2008 EBITDA is a range of $200 to $213 million and diluted earnings per share is a range of $(0.45) to $(0.95) without the write-off of goodwill and $(1.17) to $(1.67) including the write-off of goodwill. Assumptions reflected in this guidance include:

  Comparable store sales decrease in the range of 3.5% to 5.0%;
  Gross margin rate of 35.6%;
  SG&A expense dollars decrease from the prior year;
  Capital expenditures of $70 million (net of landlord contributions); and
  Estimated diluted weighted average shares outstanding of 16.8 to 17.0 million.”

Mr. Plowman continued, “In a tough retail environment, we believe we need to indicate a range of potential outcomes, reflecting that the economy and retail environment may remain challenging for the balance of 2008. We expect to generate positive cash flow in fiscal 2008 and reduce our debt levels, despite the non-cash goodwill charge and the potential results for the year. Our current estimate for cash flow (see Note 2) is a range of $40 million to $50 million for the year, permitting us to reduce our year-end debt levels by this amount as compared to the year-end fiscal 2007 balances. This cash flow estimate does not reflect the additional benefit of the working capital reductions the Company has enacted in response to the continuing difficult retail environment. Our balance sheet is stronger than the comparable period in the prior year as evidenced by our reduced debt levels and strong excess borrowing availability. We remain confident that we are well-positioned to take advantage of opportunities when the economy shows signs of recovery.”

The Company’s quarterly conference call to discuss second quarter fiscal 2008 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 812-8534 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, September 4, 2008. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 9394410.

The Bon-Ton Stores, Inc. operates 280 department stores, which includes twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; the ability to reduce SG&A expenses and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charge. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net loss, plus the non-cash depreciation, amortization and goodwill impairment, minus the forecasted capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	August 2,	February 2,
(Unaudited)	2008	2008
Assets
Current assets:
Cash and cash equivalents	$18,080	$21,238
Merchandise inventories	710,703	754,802
Prepaid expenses and other current assets	121,322	78,332
Deferred income taxes	17,536	17,536
Total current assets	867,641	871,908
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $470,749 and $418,279 at August 2, 2008 and February 2, 2008, respectively
	880,504	885,455
Deferred income taxes	91,047	87,357
Goodwill	-	17,767
Intangible assets, net of accumulated amortization of $26,359 and $21,917 at August 2, 2008 and February 2, 2008, respectively
	161,055	165,872
Other long-term assets	34,055	39,272
Total assets	$2,034,302	$2,067,631
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$232,425	$220,158
Accrued payroll and benefits	34,556	49,902
Accrued expenses	164,892	166,603
Current maturities of long-term debt	5,899	5,656
Current maturities of obligations under capital leases	2,452	2,239
Income taxes payable	-	899
Total current liabilities	440,224	445,457
Long-term debt, less current maturities	1,115,442	1,079,841
Obligations under capital leases, less current maturities	65,994	67,217
Other long-term liabilities	115,073	112,055
Total liabilities	1,736,733	1,704,570
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 15,087,273 and 14,614,111 at August 2, 2008 and February 2, 2008, respectively
	151	146
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at August 2, 2008 and February 2, 2008
	30	30
Treasury stock, at cost - 337,800 shares at August 2, 2008 and February 2, 2008	(1,387)	(1,387)
Additional paid-in-capital	142,230	139,805
Accumulated other comprehensive income	2,499	799
Retained earnings	154,046	223,668
Total shareholders' equity	297,569	363,061
Total liabilities and shareholders' equity	$2,034,302	$2,067,631

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands except share and per share data)	August 2,	August 4,	August 2,	August 4,
(Unaudited)	2008	2007	2008	2007

Net sales	$673,384	$708,620	$1,373,632	$1,446,181
Other income	21,513	22,288	44,288	45,149
	694,897	730,908	1,417,920	1,491,330

Costs and expenses:
Costs of merchandise sold	431,962	439,198	894,462	929,870
Selling, general and administrative	246,394	255,651	502,168	515,998
Depreciation and amortization	29,892	30,239	58,910	57,199
Amortization of lease-related interests	1,206	1,332	2,414	2,561
Goodwill impairment charge	17,767	-	17,767	-
(Loss) income from operations	(32,324)	4,488	(57,801)	(14,298)
Interest expense, net	24,376	27,429	48,738	54,898

Loss before income taxes	(56,700)	(22,941)	(106,539)	(69,196)
Income tax benefit	(22,874)	(7,966)	(38,650)	(24,922)

Net loss	$(33,826)	$(14,975)	$(67,889)	$(44,274)

Per share amounts –
Basic:
Net loss	$(2.01)	$(0.91)	$(4.04)	$(2.68)

Basic weighted average shares outstanding	16,796,187	16,498,320	16,786,887	16,490,038

Diluted:
Net loss	$(2.01)	$(0.91)	$(4.04)	$(2.68)

Diluted weighted average shares outstanding	16,796,187	16,498,320	16,786,887	16,490,038

Other financial data:
EBITDA (1)	$16,541	$36,059	$21,290	$45,462

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	August 2,	August 4,	August 2,	August 4,
(Unaudited)	2008	2007	2008	2007

Net loss	$(33,826)	$(14,975)	$(67,889)	$(44,274)
Adjustments:
Income tax benefit	(22,874)	(7,966)	(38,650)	(24,922)
Interest expense, net	24,376	27,429	48,738	54,898
Depreciation and amortization	29,892	30,239	58,910	57,199
Amortization of lease-related interests	1,206	1,332	2,414	2,561
Goodwill impairment charge	17,767	-	17,767	-

EBITDA	$16,541	$36,059	$21,290	$45,462

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com